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                     June 4, 2020

       Lisa Averbuch
       CEO, CFO and Director
       Celexus, Inc
       4695 Chabot Drive, Suite 200
       Pleasanton, CA 94588

                                                        Re: Celexus, Inc
                                                            Form 10-K for the
Fiscal Year Ended March 31, 2019
                                                            Filed July 15,
2019, as amended
                                                            File No. 000-52069

       Dear Ms. Averbuch:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Andrew Coldicutt